EXHIBIT 99.1

EARNINGS RELEASE	February 24, 2004

NORTHWEST PIPE REPORTS

FOURTH QUARTER AND 2003 RESULTS

Portland, Oregon, February 24, 2004 Northwest Pipe Company (NASDAQ: NWPX) today reported its results for the fourth quarter and for the year ended December 31, 2003. The company reported sales of $245.0 million for the year, a 7.9% decline from 2002. Net income was $3.5 million, or $0.53 per diluted share, compared to $9.3 million, or $1.37 per diluted share, in 2002. Sales in the fourth quarter were $59.1 million compared to $67.8 million in the fourth quarter of 2002. Net income was $1.4 million, or $0.20 per diluted share, for the fourth quarter of 2003, compared to net income of $2.3 million, or $0.35 per diluted share, for the fourth quarter of 2002.

The Water Transmission Group

Sales in the Water Transmission Group were $146.3 million for 2003 compared to $174.5 million for 2002. For the fourth quarter of 2003, sales in this Group were $34.6 million compared to $44.7 million for the fourth quarter of 2002. The Water Transmission Group’s gross profit was $7.9 million, or 22.9% of sales, for the fourth quarter of 2003, compared to $10.6 million, or 23.6% of sales, in the fourth quarter of 2002.

“While the water transmission market in the second half improved, it still did not meet expectations,” said Brian Dunham, chief executive officer. “In addition, a project that was scheduled for the fourth quarter of 2003 and the first quarter of 2004 is now in litigation. The unexpected delay of this project, combined with delivery delays from several steel mills, significantly lowered our production during the quarter.”

The Tubular Products Group

The Tubular Products Group recorded sales of $98.7 million in 2003 compared to $91.6 million in 2002. This Group’s sales were $24.4 million in the fourth quarter of 2003 compared to $23.1 million reported for the fourth quarter of the prior year. Gross profit was $747,000 in the fourth quarter of 2003 compared to $484,000 in the fourth quarter of 2002. Gross profit, as a percent of sales, was 3.1% in the fourth quarter of 2003, compared to 2.1% in the fourth quarter of the previous year.

“The Tubular Products Group’s volume improved over the fourth quarter of 2002 and profitability was a little higher as well,” said Dunham. “As with the Water Transmission Group, we were impacted by delays in steel deliveries during the latter part of the quarter. As discussed in more detail later, steel pricing and availability will be critical to our performance in the quarters ahead.”

Outlook

The water transmission market has been slower than expected in each of the past two years. As of December 31, 2003, our backlog was $74 million compared to $55 million at December 31, 2002. Looking ahead in 2004, we expect to see an improvement in overall market activity. Bidding activity to date in 2004 has been as expected and should increase in March and then continue at a higher level at least through the second and third quarters. “The first quarter is going to be challenging,” indicated Dunham, “due to the timing of projects, the project under litigation and steel issues. At this time, we are projecting first quarter Water Transmission revenues to be down from the fourth quarter of 2003, but we expect revenues to increase substantially through the rest of the year.”

The Tubular Products Group has recorded volume increases and we expect this to continue in 2004. In general, we see strengthening across all of our product lines. In addition to small increases in volume, we expect to see improving margins due to our efforts to streamline our operations and improve our efficiency. This outlook, however, is highly dependent on the steel situation and could change dramatically if we are unable to pass on raw material cost increases to our customers, or if we are unable to obtain an adequate supply of steel.

Steel

Steel will be a very significant issue for 2004. Steel prices announced for April and May of 2004 are nearly double what the company was paying only a few months ago. At this time, it is unclear when pricing will moderate. Additionally, steel deliveries are being delayed, some orders are being cancelled and obtaining enough steel to supply our needs is an issue. “We are highly focused on the steel situation,” said Dunham. “In Tubular Products, we are analyzing our product lines and focusing available steel towards our higher margin products. We are continuing to work diligently with our customers to pass on these increased costs. As long as we are successful at this, we can expect to see Tubular Products margins continue to improve as the efficiency improvements we have made begin to pay off.”

Steel issues are also impacting the Water Transmission Group. Historically, we have had firm quotes or at least clear expectations of steel costs when we bid on individual projects. In the current environment, it is not always clear what the steel price will be several months after the bid when steel is actually delivered. The company is working with its vendors and modifying its bidding practices in order to manage this issue. “We are adjusting to this changing environment as quickly as possible,” said Dunham. “We have had limited negative impacts from changing prices to date. How well we manage this issue today and into the future will be key to our 2004 results.”

“Additionally,” Dunham continued, “we are concerned about supply issues in the Water Transmission Group. It is important to our profitability to run at relatively high utilization levels and we will not be able to maintain this without an adequate steel supply. Supply issues, like pricing, have already had some impact on us. As we look ahead, we expect our supply situation to stabilize. However, this situation is very dynamic and predictions are difficult.”

New Financing

The company is just completing new financing which is expected to be signed within the next few days. In addition to the current lenders, Prudential Investment Management is providing a $15 million, 10-year term note and an additional $25 million private shelf facility that may be drawn over the next three years. These funds will primarily be used to pay down previously existing notes as they come due.

Class Action Litigation

The company has signed a preliminary settlement agreement in the class action litigation relative to “Poz Lok” pipe manufactured and sold in the 1990s by companies later acquired by Northwest Pipe. While the company denies liability, the settlement appears to be the most cost-effective way to resolve this issue. Under the terms of the settlement, claims for actual damages must be filed and must qualify under a strict settlement protocol before any payments are made. The cost of litigation and claims will first be paid from a $5 million settlement fund established by several insurance companies. If that fund is exhausted, then Northwest Pipe Company may be liable for up to $500,000 per year in 2005 and in each of the years 2007 through 2018. At the end of this period, any remaining qualifying claims will be evaluated and additional payments may be required, but in no case can payments exceed $1 million per year for 2019 through 2021. “Obviously, this settlement may result in some adverse financial impact,” said Dunham, “but our experience with claims has been very modest so far and we expect that will continue. The structure we have agreed on will help minimize the financial impact on the company.” The preliminary settlement agreement is subject to final approval by the court.

About Northwest Pipe

Northwest Pipe Company manufactures welded steel pipe in two business segments. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for transmission of drinking water in the United States and Canada. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. The company is headquartered in Portland, Oregon and operates eleven manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements under the captions “Outlook,” “Steel,” and “Class Action Litigation” are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham
Chief Executive Officer
503 382 2332

NORTHWEST PIPE COMPANY

STATEMENTS OF OPERATIONS

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended December 31		For the Year Ended December 31
	2003	2002	2003	2002
Net sales:
Water Transmission	$34,641	$44,682	$146,317	$174,549
Tubular Products	24,434	23,106	98,670	91,552

Net sales	59,075	67,788	244,987	266,101

Cost of sales:
Water Transmission	26,704	34,129	114,144	136,182
Tubular Products	23,687	22,622	97,615	85,990

Total cost of sales	50,391	56,751	211,759	222,172

Gross profit:
Water Transmission	7,937	10,553	32,173	38,367
Tubular Products	747	484	1,055	5,562

Gross profit	8,684	11,037	33,228	43,929

Selling, general and administrative	5,310	5,669	22,293	23,140

Operating income	3,374	5,368	10,935	20,789

Interest expense	1,226	1,584	5,210	5,549

Income before income taxes	2,148	3,784	5,725	15,240

Provision for income taxes	791	1,456	2,194	5,981

Net income	$1,357	$2,328	$3,531	$9,259

Basic earnings per share	$0.21	$0.36	$0.54	$1.42

Diluted earnings per share	$0.20	$0.35	$0.53	$1.37

Shares used in per share calculation:
Basic	6,560	6,551	6,553	6,543

Diluted	6,664	6,723	6,660	6,756